Exhibit 99.1

333 West Wacker Drive
Chicago IL 60606
Tel: +1 312 897-4000

Contact	Matt Schuler	Date	May 12, 2020
Telephone:	+1-312-897-4192	Email:	matt.schuler@lasalle.com

JLL Income Property Trust
Declares 34th Consecutive Quarterly Dividend

Chicago (May 12, 2020) – JLL Income Property Trust, an institutionally managed daily NAV REIT (NASDAQ: ZIPTAX; ZIPTMX; ZIPIAX; ZIPIMX), announced that on May 5, 2020 its Board of Directors approved a gross dividend for the second quarter of 2020 of $0.135 per share. JLL Income Property Trust has declared thirty-four consecutive quarterly dividends to its stockholders beginning with the first quarter 2012.

The dividend is payable on or around June 29, 2020 to stockholders of record as of June 24, 2020. On an annualized basis, this gross dividend is equivalent to $0.54 per share and represents a yield of approximately 4.5 percent on a NAV per share of $11.96 as of May 4, 2020. All stockholders will receive $0.135 per share less applicable share class specific fees and the annualized yield will differ based on the share class.

“One of the primary goals of investing in a portfolio of diversified, core real estate is to generate positive cash flow across market cycles, including times of market stress such as we have begun to experience due to COVID-19,” said Allan Swaringen, President and CEO of JLL Income Property Trust. He continued, “Offering an attractive level of current income for distribution to our stockholders remains one of primary investment objectives – even in light of the current global pandemic.”

A first quarter dividend of $0.135 per share, less applicable share class specific fees, was paid according to the table below on March 30, 2020 to stockholders of record as of March 25, 2020. Any future dividends will be approved at the discretion of the Board of Directors.

	M-I Share	A-I Share[1]	M Share[2]	A Share[3]
Q1 Quarterly Gross Dividend per Share	$0.13500	$0.13500	$0.13500	$0.13500
Less: Dealer Manager Fee per Share	-	($0.00819)	($0.00851)	($0.02289)
Q1 Quarterly Net Dividend per Share	$0.13500	$0.12681	$0.12649	$0.11211
NAV per Share as of March 31, 2020	$11.97	$11.97	$11.96	$11.94
Annualized Net Dividend Yield Based on NAV as of March 31, 2020	4.5%	4.2%	4.2%	3.8%

1.A dealer manager fee equal to 1/365th of 0.30% of NAV is allocated to Class A-I stockholders daily and reduces the quarterly dividend paid.
2.A dealer manager fee equal to 1/365th of 0.30% of NAV is allocated to Class M stockholders daily and reduces the quarterly dividend paid.
3.A dealer manager fee equal to 1/365th of 0.85% of NAV is allocated to Class A stockholders daily and reduces the quarterly dividend paid.

JLL Income Property Trust is an institutionally managed, daily NAV REIT that gives investors access to a growing portfolio of commercial real estate investments selected by an institutional investment management team and sponsored by one of the world’s leading real estate services firms.

For more information on JLL Income Property Trust, please visit our website at www.jllipt.com.

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About JLL Income Property Trust (NASDAQ: ZIPTAX; ZIPTMX; ZIPIAX; ZIPIMX)
Jones Lang LaSalle Income Property Trust, Inc. is a daily NAV REIT that owns and manages a diversified portfolio of high quality, income-producing apartment, industrial, office and grocery-anchored retail properties located in the United States. JLL Income Property Trust expects to further diversify its real estate portfolio over time, including on a global basis. For more information, visit www.jllipt.com.

About LaSalle Investment Management
LaSalle Investment Management, Inc., a member of the JLL group and advisor to JLL Income Property Trust, is one of the world's leading real estate investment managers. On a global basis, LaSalle manages approximately $69.5 billion of assets in private and public real estate property and debt investments as of Q4 2019. LaSalle's diverse client base includes public and private pension funds, insurance companies, governments, corporations, endowments and private individuals from across the globe. LaSalle sponsors a complete range of investment vehicles including separate accounts, open- and closed-end funds, public securities and entity-level investments. LaSalle is a wholly-owned, operationally independent subsidiary of Jones Lang LaSalle Inc. (NYSE: JLL), one of the world's largest real estate companies. For more information please visit www.lasalle.com.

Forward Looking Statements and Future Results
This press release may contain forward-looking statements with respect to JLL Income Property Trust. Forward-looking statements are statements that are not descriptions of historical facts and include statements regarding management's intentions, beliefs, expectations, research, market analysis, plans or predictions of the future. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. Past performance is not indicative of future results and there can be no assurance that future dividends will be paid.